Exhibit 10.1

September 13, 2022

Sorin Properties, S.L.

Calle Alfonso XII, 26, bajo,

Madrid, 28014, Spain

Re: Accelerated Payments

Ladies and Gentlemen:

This Letter Agreement (this “Letter Agreement”) is being entered into by and between Entravision Digital Holdings, LLC, a Delaware limited liability company (the “Buyer”), Sorin Properties, S.L., a company incorporated under the Laws of the Netherlands Antilles (“Sorin Properties”) and Entravision Communications Corporation, a Delaware corporation (the “Guarantor”). This Letter Agreement is entered into with reference to (a) that certain Share Purchase Agreement (the “2021 Purchase Agreement”), dated as of August 25, 2021, by and among Buyer, Mr. Carlos Córdoba, Mr. Germán Herebia, Mr. Rodrigo Marcos, Mr. Lucas Morea (each, an “Individual Seller” and collectively, the “Individual Sellers”), Sorin Properties (together with the Individual Sellers, the “Sellers”) and Guarantor and (b) that certain Amendment No. 1 to Share Purchase Agreement, dated as of December 31, 2021, by and among the Buyer, the Individual Sellers, Sorin Properties and Guarantor (“Amendment No. 1”). The 2021 Purchase Agreement and Amendment No. 1 shall collectively be referred to as the “Purchase Agreement”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

Prior to entering into the 2021 Purchase Agreement, Buyer, the Individual Sellers and Sorin Properties had entered into that certain Share Purchase Agreement, dated as of October 13, 2020 (the “2020 SPA”), pursuant to which Buyer acquired 51% of all issued and outstanding shares of capital stock in Redmas Ventures, S.L., a company validly incorporated and existing under the Laws of Spain (the “Company”). Pursuant to the terms of the 2021 Purchase Agreement, the Buyer acquired the remaining 49% of the issued and outstanding shares of the Company in return for (i) an obligation on the part of the Buyer to make certain future Earn-Out Payments and Dividend Payments; and (ii) certain rights with respect to the operation of the Company.

In connection with the separation of the Individual Sellers from the Group Companies, the Buyer, Individual Sellers, Sorin and Guarantor entered into Amendment No. 1 pursuant to which (a) the Individual Sellers were provided with an accelerated Earn-Out Payment and (b) certain rights granted to the Individual Sellers were terminated.

The Buyer, the Guarantor and Sorin Properties (collectively referred to herein as “Parties”, and each of them individually as a “Party”) have reached an agreement on the separation of Sorin Properties from the Group Companies and are entering into this letter agreement in order to evidence and reflect the terms of such separation.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Accelerated Payments. In lieu of Buyer’s obligation to make any further Earn-Out Payment or an Accelerated Earn-Out Payment to Sorin Properties pursuant to the Purchase Agreement, the Buyer hereby agrees to make three separate payments to Sorin Properties (collectively, the “Accelerated Payments”), which shall be calculated as follows:
a.
First Accelerated Payment. The first accelerated payment (the “First Accelerated Payment”) will be an amount equal to $21,734,358.45, which is equal to (i) the estimated EBITDA of the Business for the twelve (12) month period ended June 30, 2022, (ii) multiplied by 49%, (iii) multiplied by 4, (iv) multiplied by the Seller Ownership Percentage of Sorin Properties (75.04%), and (v) multiplied by 50%.
b.
Second Accelerated Payment. The second accelerated payment (the “Second Accelerated Payment”) will be an amount equal to: (A) the product of: (i) 2022 EBITDA, (ii) multiplied by 49%, (iii) multiplied by 4, and (iv) multiplied by the Seller Ownership Percentage of Sorin Properties, less (B) the amount of the First Accelerated Payment; provided, however, that if the foregoing results in an amount less than $0, it shall be deemed to be $0, plus (C) an amount equal to $3,752,000.
c.
Third Accelerated Payment. The third accelerated payment (the “Third Accelerated Payment”), will be an amount equal to:
i.
if 2023 EBITDA is equal to or less than 2022 EBITDA, then the Third Accelerated Payment will be equal to $3,752,000; or
ii.
if 2023 EBITDA is greater than 2022 EBITDA, then the Third Accelerated Payment will be an amount equal to: (A) the product of: (i) the positive difference between 2023 EBITDA and 2022 EBITDA, (ii) multiplied by 49%, (iii) multiplied by 2, and (iv) multiplied by the Seller Ownership Percentage of Sorin Properties; provided, however, that if the foregoing results in an amount less than $0, it shall be deemed to be $0, plus (B) an amount equal to $3,752,000.
d.
2022 EBITDA and 2023 EBITDA.

i. Past Practice. For the purposes of this Letter Agreement, 2022 EBITDA and 2023 EBITDA shall be calculated in accordance with past accounting practices and prior EBITDA calculations pursuant to the Purchase Agreement.

ii. Termination of Business Units in 2022. Without limiting anything herein, in the event any of the Group Companies terminates a business unit prior to December 31, 2022 (e.g., Audio.Ad, Justmob, Adex, etc.) (a “Business Unit”) then the expense of severance compensation paid or to be paid to employees whose employment was terminated by a Group Company in connection with the termination of such Business Unit, as well as any other expenses that may arise in connection with the termination of such Business Unit (e.g. legal expenses, professional services fees, etc.), will be excluded from the calculation of Expenses in connection with the calculation of 2022 EBITDA or, to the extent such expenses are actually paid in 2023, 2023 EBITDA.

iii. Acquisition of a New Business in 2022 or 2023. Without limiting anything herein, in the event that a Group Company, directly or indirectly: (a) commences operations in a country in which the Business does not operate as of August 31, 2022, or (b) starts a new business, or otherwise acquires the stock or assets of a company or business after August 31, 2022 (in either case, a “New Business”), then Net Revenue and Expenses directly related to such New Business will be excluded from the calculation of, as applicable, 2022 EBITDA or 2023 EBITDA.

iv. Divestiture of a Business Unit in 2022 or 2023. Without limiting anything herein, in the event of a sale of: (i) the Company, (ii) substantially all of the assets of the Company, (iii) a Group Company, or (iv) a Business Unit prior to December 31, 2023 (a “Divested Business”), then the calculation of 2022 EBITDA or 2023 EBITDA, as applicable, will include the Divested Business EBITDA. The term “Divested Business EBITDA” means (i) the EBITDA of the Divested Business for the most recently completed twelve months immediately prior to the closing of the sale of the Divested Business (the “Divested Business Closing”), divided by (ii) 365, multiplied by (iii) one of the following, as applicable: (A) in the case of 2022 EBITDA, the number of days from the Divested Business Closing until December 31, 2022 and (B) in the case of 2023 EBITDA, the number of days (not to exceed 365) from the Divested Business Closing until December 31, 2023.

2.
Determination of Accelerated Payments. With respect to the Second Accelerated Payment and the Third Accelerated Payment, Buyer will prepare and deliver Earn-Out Statements (in accordance with Section 2(a) of Schedule 1 to Amendment No. 1) setting forth (i) the Buyer’s calculation (supported by a breakdown in reasonable detail) of EBITDA for the applicable Earn-Out Period, and (ii) based upon Buyer’s calculation of EBITDA for such Earn-Out Period, the applicable Accelerated Payment in accordance with the provisions hereof. Any disputes related to an Earn-Out Statement required to be delivered pursuant to this Section 2 shall be settled in accordance with Section 2 of Schedule 1 to Amendment No. 1.
3.
Payments. The First Accelerated Payment will be paid via wire transfer of immediately available funds within four (4) Business Days from the date hereof. The Second Accelerated Payment and the Third Accelerated Payment will be paid in accordance with Section 3(a) of Schedule 1 to Amendment No. 1.
4.
Termination of Rights and Obligations. The Buyer and Sorin Properties hereby agree that, in consideration for Buyer’s agreement to make the Accelerated Payments, all rights of Sorin Properties arising under (a) Article 8 and Section 9.1 of the Purchase Agreement and (b) Section 3(c) of Schedule 1 to Amendment No. 1, shall terminate effective immediately upon payment of the First Accelerated Payment and Sorin Properties hereby waives any rights arising under such provisions upon receipt of the First Accelerated Payment. In connection with such termination and waiver, each of the persons appointed by Sorin Properties (including but not limited to the secretary and member of the Board of Directors of the Company appointed by Sorin Properties pursuant to the provisions of Section 8.1 of the Purchase Agreement, and any directors or officers of Group Companies) will be removed as soon as practicable from the positions held as employees, directors, officers and/or attorneys in the Group Companies (collectively, the “Resigning Officers”). In connection with the foregoing, Sorin Properties shall deliver resignation letters for each of the Resigning Officers. In addition, the Buyer shall be deemed to release the Resigning Officers from any and all liability related to the position held by such Resigning Officers before the resignation date. In furtherance of and without limitation to the foregoing, the Buyer shall deliver to Sorin Properties, on behalf of each of the Resigning Officers, release letters, duly executed by the Buyer, substantially in the form attached hereto as Exhibit C. The Parties further acknowledge and agree that, effective as of the date hereof, Adriana Cisneros has resigned from and no longer serves as member of the Board of Directors of the Company.
5.
Termination of Covenants and Obligations. Sorin Properties hereby agrees that, in consideration of Buyer’s agreement to make the Accelerated Payments, the covenants of Buyer and Guarantor owing to Sorin Properties set forth in Article 10 of the Purchase Agreement shall terminate effective immediately upon payment of the First Accelerated Payment and Sorin Properties hereby waives any rights under such provision upon receipt of the First Accelerated Payment.
6.
Termination of Indemnification Obligations. The obligations of the Parties in Sections 7.3 and 7.4 of the Purchase Agreement are terminated effective immediately upon the execution of this Letter Agreement and the Parties hereby waive any rights under such provisions upon execution of this Letter Agreement. The Parties acknowledge and agree that (a) no Claims Notices have been provided as of the date hereof with respect to the Parties’ indemnification obligations set forth in Article 9 of the 2020 SPA, and (b) that, as of the date of this Letter Agreement, the Parties’ indemnification obligations set forth in Article 9 of the 2020 SPA have expired and are terminated, except with respect to the Fundamental Representations (as such term is defined in the 2020 SPA) (i.e., with respect to which the indemnification obligations of the Sellers will continue as provided in the 2020 SPA).
7.
Termination of Future Payment Obligations to Sorin Properties. Sorin Properties agrees that the commitment of Buyer to make the Accelerated Payments set forth in Section 1 of this letter agreement are in lieu of any obligation to make any Earn-Out Payment or Accelerated Earn-Out Payment to Sorin Properties pursuant to the Purchase Agreement. Effective immediately upon receipt of the First Accelerated Payment (and conditioned upon the receipt of the remaining Accelerated Payments, as the case may be), Sorin Properties hereby waives any and all rights to receive any future Earn-Out Payment or Accelerated Earn-Out Payment under the Purchase Agreement. For the avoidance of doubt, the Buyer and Sorin Properties acknowledge and agree that that payment obligations of the Buyer to the Individual Sellers as set forth in the Purchase Agreement remain unaffected by this letter agreement.
8.
Release. Sorin Properties hereby waives, acquits, forever discharges and releases, effective as of the date hereof, on behalf of itself and each of its respective past, present and future Affiliates, all of the stockholders, partners and members of each such Affiliate, and each of their respective successors and assigns (collectively, the “Releasing Parties”), to the fullest extent permitted by law, any and all actions, causes of action, damages, judgments, liabilities, and rights against Buyer, Guarantor, the Company, the Group Companies and any of their respective stockholders, partners, equityholders, directors, members, managers, officers, agents, employees, consultants, counsel, accountants and other representatives, and any of their respective Affiliates, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Sorin Properties or any of the Releasing Parties has ever had or may now or hereafter have relating to the Buyer, Guarantor, the Company or the Group Companies or their respective businesses with respect to any matter, cause or event occurring contemporaneously with or prior to the date hereof, whether in law or in equity, in contract, in tort or otherwise, in any capacity.

Each of the Guarantor, the Buyer and the Group Companies hereby waives, acquits, forever discharges and releases, effective as of the date hereof, on behalf of itself and each of its respective past, present and future Affiliates, all of the stockholders, partners and members of each such Affiliate, and each of their respective successors and assigns (collectively, the “Buyer Releasing Parties”), to the fullest extent permitted by law, any and all actions, causes of action, damages, judgments, liabilities, and rights against Sorin and any of its stockholders, partners, equityholders, directors, members, managers, officers, agents, employees, consultants, counsel, accountants and other representatives, and any of their respective Affiliates, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that Guarantor, the Buyer, the Group Companies or any of the Buyer Releasing Parties has ever had or may now or hereafter have relating to Sorin or its respective businesses with respect to any matter, cause or event occurring contemporaneously with or prior to the date hereof, whether in law or in equity, in contract, in tort or otherwise, in any capacity (a “Claim”); provided, the foregoing shall not apply to any Claim relating to or in connection with: (a) the Sellers’ indemnification obligations under the Purchase Agreement or the 2020 SPA (i.e., with respect to Fundamental Representations), (b) the Non-Competition Agreement entered into October 13, 2020 by and between the Guarantor, the Buyer and Sorin Properties, or (c) any rights or claims of the Guarantor or Buyer set forth in this Letter Agreement.

For clarification purposes, nothing on this Article 8 shall affect to the payment obligations of the Buyer set forth in this Letter Agreement or any other rights or claims of Sorin Properties set forth in this Letter Agreement.

9.
Guaranty. Guarantor hereby acknowledges and agrees that the Accelerated Payments shall be considered Guaranteed Obligations with respect to Article 11 of the Purchase Agreement.
10.
Miscellaneous.
a.
Entire Agreement. This Letter Agreement, including all exhibits and schedules thereto, constitute the entire agreement of the Buyer, Sorin Properties and Guarantor with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between Sorin Properties, on the one hand, and the Buyer, on the other hand, with respect to the subject matter hereof.
b.
Continuing Agreements. Except as amended by this Letter Agreement, the Purchase Agreement and the 2020 SPA remain in full force and effect. Nothing in this Letter Agreement supersedes or modifies (or is intended to supersede or modify) in any way any of the following, each of which remains in full force and effect: (i) the Non-Competition Agreement entered into October 13, 2020 by and between the Guarantor, the Buyer and Sorin Properties, and (ii) the Trademark License Agreement made as of October 13, 2020 Organizacion Tame C.A. and

Redmas Ventures, S.L.; provided, however, that Buyer and the Group Companies will endeavor to remove the name Cisneros from the tradename of the Business by December 31, 2022.
c.
Applicability of provisions of the 2020 SPA. The terms and provisions of each of Sections 7.1 (Further Assurances), 7.2 (Publicity), 9.4 (Notice and Opportunity to Defend), 9.9 (Specific Performance), 10.1 (Expenses and Taxes), 10.3 (No Assignment), 10.4, (Headings), 10.7 (Extension, Waiver), 10.8 (Construction), 10.9 (Severability), 10.10 (Notices), 10.11 (Third Party Beneficiaries), 10.12 (Governing Law), 10.13 (Jurisdiction) and 10.14 (Waiver of Jury) of the 2020 SPA are incorporated herein by reference as if set forth herein in their entirety and will apply mutatis mutandis hereto.
d.
Notarization. The Buyer and the Guarantor undertake to formalize this Letter Agreement into a Spanish deed (elevar a público en escritura) within ten Business Days upon request of Sorin Properties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Letter Agreement to be executed and delivered in three (3) counterparts and to one effect, as of the day and year first above written.

BUYER:

ENTRAVISION DIGITAL HOLDINGS, LLC

By: /s/ Christopher T. Young
Name: Christopher T. Young
Title: Chief Financial Officer of Entravision Communications Corporation, its sole member

SORIN PROPERTIES:

Sorin Properties, S.L. Unipersonal

By: /s/ Ariel Prat
Name: Ariel Prat
Title: Administrator

GUARANTOR:

Entravision Communications Corporation

By: /s/ Christopher T. Young
Name: Christopher T. Young
 Title: Chief Financial Officer